Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEER

We hereby consent to the incorporation by reference in the registration statements on Form S-8 (Registration Nos. 333-218036, 333-196252, 333-181585, 333-162888, 333-137273, 333-116528, 333-55838 and 333-35245) and the registration statements on Form S-3ASR (Registration Nos. 333-221121 and 333-221122) of Carrizo Oil & Gas, Inc. of our letter dated February 8, 2019, relating to estimates of proved reserves attributable to certain interests of Carrizo Oil & Gas, Inc. as of December 31, 2018.

/s/ RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas
February 28, 2019